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EXHIBIT 99.1

                            NEWS RELEASE

www.divine.com	NASDAQ:DVIN
divine Contacts
Individual Investors: Brenda Lee Johnson Direct: 773.394.6873 Brenda.Johnson@divine.com	Media Inquiries: Susan Burke/Anne Schmitt Direct: 773.394.6746 / 6827 susan.burke@divine.com anne.schmitt@divine.com	International Media: Chris Blaik Direct: +44 0 20 7070 9520 Chris.blaik@divine.com

FOR IMMEDIATE RELEASE

DIVINE BOARD APPROVES REVERSE STOCK SPLIT
Action Intended to Satisfy Nasdaq Listing Requirement

CHICAGO—May 23, 2002—divine, inc., (Nasdaq: DVIN), a leading provider of solutions for the extended enterprise, today announced that divine's board of directors has authorized a reverse stock split at a ratio of one-for-twenty-five (1:25), and has set May 29, 2002 as the date for the reverse stock split. divine is taking this action in order to satisfy the Nasdaq minimum bid price requirement. divine's stockholders, by a significant majority, approved the reverse stock split during divine's annual meeting of stockholders held on Tuesday, May 21, 2002.

"We have made significant progress in executing our business plan during the past year, aggressively building out our extended enterprise offerings through organic growth and acquisitions while working diligently to eliminate excess costs as we strive to reach profitability by the end of the year," said Andrew "Flip" Filipowski, chairman and chief executive officer of divine. "We continue to believe in the fundamental strength of our business and the extended enterprise market focus. In addition, divine meets all other requirements for listing on The Nasdaq National Market. Although it is not possible to predict future market conditions, we believe that implementing a reverse stock split will result in a trading price above the $1.00 per share minimum bid price requirement."

divine received a Nasdaq Staff Determination letter at the close of business on May 16, 2002, indicating that divine's Class A common stock currently does not comply with the $1.00 minimum bid price requirement for continued listing on The Nasdaq National Market set forth in Nasdaq Marketplace Rule 4450(a)(5), and that divine's Class A common stock is therefore subject to delisting from The Nasdaq National Market.

divine has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. A date for this hearing has not yet been established. divine has been advised that Nasdaq will not take any action to delist divine's Class A common stock pending the conclusion of that hearing.

Shares of divine will trade under the symbol "DVIND" for 20 days after the reverse split goes into effect.

About divine, inc.

divine, inc., (Nasdaq: DVIN) is focused on extended enterprise solutions. Through professional services, software services and managed services, divine extends business systems beyond the edge of the enterprise throughout the entire value chain, including suppliers, partners and customers. divine offers single-point accountability for end-to-end solutions that enhance profitability through increased revenue, productivity, and customer loyalty. The company provides expertise in collaboration, interaction and knowledge solutions that enlighten, empower and extend enterprise systems.

Founded in 1999, divine focuses on Global 5000 and high-growth middle market firms, government agencies, and educational institutions, and currently serves over 20,000 customers. For more information, visit the company's Web site at www.divine.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to: divine's ability to execute its integrated Web-based technology, professional services, and managed applications strategy; divine's ability to successfully implement its acquisition strategy, including its ability to integrate the operations, personnel, products, and technologies of, and address the risks associated with, acquired companies; divine's ability to develop enterprise Web software and services; the uncertainty of customer demand for enterprise Web software and services; divine's ability to expand its customer base and achieve and maintain profitability; divine's ability to retain key personnel; divine's ability to predict revenues from project-based engagements; divine's ability to keep pace with technological developments and industry requirements; divine's ability to efficiently manage its growing operations; changes in the market for Internet services and the economy in general, including as a result of any additional terrorist attacks or responses to terrorist attacks; increasing competition from other providers of software solutions and professional services; the extent to which customers want to purchase software applications under hosted subscription based models; divine's ability to address the risks associated with international operations; divine's ability to become cash flow positive before it depletes its cash reserves or becomes insolvent; divine's ability to maintain its Nasdaq listing; and other unanticipated events and conditions. For further information about these and other risks, uncertainties, and contingencies, please review the disclosure under the captions "Risk Factors" and "Special Note on Forward-Looking Statements" in divine's most recent Forms 10-K and 10-Q filed with the SEC. You should not place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief, or expectation only as of the date hereof. Except as required by federal securities laws, divine undertakes no obligation to publicly revise these forward-looking statements or risks, uncertainties, or contingencies to reflect events or circumstances that arise after the date hereof.

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  EXHIBIT 99.1